Exhibit 99.1

SCOLR Pharma Says Wyeth Will Terminate Ibuprofen License;

SCOLR Will Continue Development of 12-Hour Ibuprofen

BELLEVUE, WA., March 15, 2007,—SCOLR Pharma, Inc. (AMEX: DDD) announced that it has been notified by Wyeth Consumer Healthcare that Wyeth is terminating its license to use SCOLR’s technology in products containing ibuprofen.

SCOLR Pharma said it planned to continue the development of a 12-hour extended release ibuprofen product and would either seek to work with another large pharmaceutical company or develop the data needed to file an application with the Food and Drug Administration.

The development and license agreement, signed December 21, 2005, provided Wyeth with global rights to use SCOLR’s technology for all products containing ibuprofen. SCOLR has already received approximately $2.1 million in milestone and other payments from Wyeth, including more than $950,000 since January 1, 2007.

As a result of the termination dated March 14, 2007, SCOLR will reacquire all rights to use its technology for products containing ibuprofen. Pursuant to the terms of the license agreement, the termination will be effective April 16, 2007.

Daniel O. Wilds, President and Chief Executive Officer, said, “While we are disappointed with Wyeth’s decision, this also represents a significant opportunity for us. We are optimistic about our ability to advance commercialization of a 12-hour extended release ibuprofen product. We believe that multiple clinical trials, real time stability and scale-up activities provide strong evidence of the commercial viability of our CDT® formulation.

“We will continue preparations for an FDA filing, while at the same time we will evaluate various opportunities for this product, including discussions with large pharmaceutical companies that have previously expressed an interest in working with us to commercialize a variety of extended release products containing ibuprofen.”

The Wyeth decision does not affect SCOLR Pharma’s ongoing development of other pharmaceutical products using its CDT platform.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com